NEWS RELEASE
03
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Constellation Brands Reports
Fiscal 2010 Results; Announces
Share Repurchase Program

•	Achieves comparable basis diluted EPS of $1.69 and reported basis diluted EPS of $0.45; results reflect tax rate benefits
•	Generates strong free cash flow of $295 million
•	Decreases debt approximately $600 million for the year
•	Significantly improves cost structure during the year
•	Provides fiscal 2011 outlook; projects comparable basis diluted EPS of $1.53 - $1.68 and reported basis diluted EPS of $1.36 - $1.51
•	Projects fiscal 2011 free cash flow in the range of $350 - $400 million
•	Board of Directors authorizes $300 million share repurchase program

Fiscal 2010 Financial Highlights*
(in millions, except per share data)

	Comparable	Change	Reported	Change
Consolidated net sales	$3,365	-8%	$3,365	-8%

Operating income	$560	-7%	$312	NM

Operating margin	16.6%	10 bps	9.3%	NM

Equity in earnings of equity method investees**	$239	-11%	$214	14%

Earnings before interest and taxes (EBIT)	$799	-9%	-	-

Net income	$373	6%	$99	NM

Diluted earnings per share	$1.69	6%	$0.45	NM

VICTOR, N.Y., April 9, 2010 – Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), the world’s leading wine company, reported today its fiscal 2010 results and fiscal 2011 outlook.

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“Given the lingering economic challenges throughout our key markets, I am pleased with our results for the year. We generated strong free cash flow, significantly reduced our debt and greatly improved our cost structure. Fiscal 2010 results reflect continued execution against key strategic goals, the most important of which is our U.S. distributor consolidation effort,” said Rob Sands, president and chief executive officer, Constellation Brands.  “As our fiscal year came to a close, we worked with our distributors to reduce their fourth quarter inventory levels while securing incremental distributor investments behind our brands. This action reduced fourth quarter sales and profits for our U.S. wine business. Overall, we believe this effort better positions the company and our distributors to drive profitable, organic growth into the future.”

Fiscal 2010 Net Sales Highlights*
(in millions)
	Reported			Organic
	Net Sales	Change	Constant Currency Change	Net Sales	Change	Constant Currency Change
Consolidated	$3,365	-8%	-6%	$3,365	-1%	1%
Branded Wine	$2,928	-3%	-1%	$2,928	-3%	-1%
Spirits	$224	-47%	-47%	$224	19%	19%
Other	$213	-3%	5%	$213	1%	9%

*Definitions of reported, comparable, organic and constant currency, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.
** Hereafter referred to as “equity earnings.”
NM= Not Meaningful

Fiscal 2010 Net Sales Commentary

Reported consolidated net sales decreased eight percent due primarily to the impact of the value spirits divestiture and the unfavorable impact of year-over-year currency exchange rate fluctuations. Organic constant currency net sales increased one percent.

Branded wine organic net sales on a constant currency basis decreased one percent which included a three percent decrease in North America partially offset by increases of seven percent in Europe and four percent in Australia/New Zealand. The sales increase in Europe was primarily due to volume growth of lower priced products.

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Total spirits organic net sales increased 19 percent for the year, led by a 38 percent gain for SVEDKA vodka.  “Sales of SVEDKA vodka continue to experience strong momentum,” said Sands. “The brand recently launched the first-ever SVEDKA television advertising campaign which marks an exciting milestone and serves as another example of how SVEDKA is setting itself apart in its quest to bring future fun to vodka lovers everywhere.”

Fiscal 2010 Operating Income, Net Income, Diluted EPS Commentary

Wines segment operating income decreased $37 million versus the prior year. This is primarily due to the divestiture of the value spirits business, the decrease in U.S. branded wine sales and a decrease in operating income from the U.K. and Australian businesses, partially offset by savings from cost reduction initiatives.

Constellation’s equity earnings from its 50 percent interest in the Crown Imports joint venture totaled $222 million, a decrease of 12 percent from the prior year.  For fiscal 2010, Crown Imports generated net sales of $2.3 billion, a decrease of six percent, and operating income of $444 million, a decrease of 12 percent. Net sales for Crown were impacted primarily by volume declines. Operating income for Crown decreased primarily due to lower volumes, negative mix and a contractual cost increase.

“While the on-premise and convenience store channels were impacted by a challenging economic environment throughout the year, Crown experienced import category market share gains for the year in the grocery channel as they  executed targeted promotional and media support programs and introduced new packages for consumers to enjoy at a wide variety of venues and price points,” said Sands.

For fiscal 2010, pre-tax restructuring charges, acquisition-related integration costs and unusual items totaled $275 million, compared to $658 million for the prior year.

Interest expense totaled $265 million, a decrease of 18 percent. The decrease was primarily due to lower average borrowings during the year.

“We continue to reduce leverage and improve our credit profile as strong

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free cash flow generation and proceeds from asset sales drove a $600 million decrease in our debt level for fiscal 2010,” said Bob Ryder, chief financial officer, Constellation Brands. “Additionally, in the fourth quarter we successfully amended our senior credit facility, extended a portion of our term loan obligations and prepaid a $250 million 8 1/8 percent senior subordinated note.”

Free cash flow for the year totaled $295 million compared to $378 million in the prior year. The decrease was due in part to a $65 million tax payment related to the sale of the value spirits business. For fiscal 2011, the company is targeting free cash flow in the range of $350 - $400 million.

The comparable basis effective tax rate for the year was 30 percent which reflects the favorable outcome of various tax items, and compares to a 36 percent rate for the prior year.

Fourth Quarter 2010 Financial Highlights*
(in millions, except per share data)

	Comparable	Change	Reported	Change
Consolidated net sales	$709	-4%	$709	-4%

Operating income (loss)	$75	-28%	$(49)	NM

Operating margin	10.5%	-360 bps	NM	NM

Equity earnings	$43	-9%	$43	NM

EBIT	$118	-22%	-	-

Net income (loss)	$60	29%	$(51)	NM

Diluted earnings (loss) per share	$0.27	29%	$(0.23)	NM

Fourth Quarter 2010 Net Sales Highlights*
(in millions)
	Reported			Organic
	Net Sales	Change	Constant Currency Change	Net Sales	Change	Constant Currency Change
Consolidated	$709	-4%	-10%	$709	5%	-2%
Branded Wine	$620	2%	-6%	$620	2%	-6%
Spirits	$48	-49%	-49%	$48	19%	19%
Other	$42	24%	15%	$42	68%	57%

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Fourth Quarter 2010 Net Sales Commentary

Reported consolidated net sales decreased four percent due primarily to the impact of the value spirits divestiture, partially offset by the favorable impact of year-over-year currency exchange rate fluctuations. Organic constant currency net sales decreased two percent.

Branded wine organic net sales on a constant currency basis decreased six percent versus last year which included a 12 percent decrease in North America and a 23 percent increase in Europe. Net sales for Australia/New Zealand were even with the prior year quarter.

The fourth quarter net sales decrease in North America primarily reflects the impact of decreasing inventory positions at U.S. distributors. The sales increase in Europe was primarily due to volume growth and a favorable comparison versus fourth quarter fiscal 2009. Total spirits organic net sales increased 19 percent for the quarter.

Fourth Quarter 2010 Operating Income, Net Income, Diluted EPS Commentary

Wines segment operating income decreased $22 million versus the prior year fourth quarter. This is primarily due to the decrease in U.S. branded wine sales.

Constellation’s equity earnings from its 50 percent interest in the Crown Imports joint venture totaled $41 million, a decrease of 11 percent from the prior year fourth quarter.  For fourth quarter 2010, Crown Imports generated net sales of $419 million, a decrease of four percent, and operating income of $82 million, a decrease of 12 percent. Net sales for Crown were impacted primarily by volume declines driven by the challenging economic conditions. Operating income for Crown decreased due to lower volume, negative mix and a contractual cost increase.

For fourth quarter 2010, pre-tax restructuring charges, acquisition-related integration costs and unusual items totaled $125 million, compared to $468 million for the prior year fourth quarter.  During the fourth quarter, the company

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recorded $103 million of non-cash impairment charges related to intangible assets in connection with the company’s annual impairment testing, primarily related to its Australian business.

Interest expense totaled $63 million, a decrease of 13 percent. The decrease was primarily due to lower average borrowings during the quarter.

The comparable basis effective tax rate for the fourth quarter was negative 11 percent which reflects the favorable outcome of various tax items, and compares to a 41 percent rate for the prior year quarter.

Common Share Repurchase Authorization

Constellation Brands’ Board of Directors has authorized the repurchase of up to $300 million of the company’s common stock. It is the company’s intent to implement an accelerated stock buyback transaction when appropriate. “We believe repurchasing Constellation shares represents good value and is an appropriate investment for us at this time. Due to our continued strong cash flow generation and successful deleveraging and refinancing efforts, we believe we can redeploy a portion of free cash flow to repurchase stock while we continue to reduce debt,” said Ryder.

Summary

 “We have accomplished a great deal throughout the last year and remain focused on executing a strategy based on achieving profitable, organic growth, generating strong free cash flow and improving return on invested capital.  Our guidance for fiscal 2011 reflects a number of factors including an uncertain economic environment, continuing pressures on the Crown joint venture and the Australian and U.K. operations and incremental investments in marketing and a new technology platform,” said Sands. “We believe we are well positioned to execute on our business strategy for fiscal 2011.”

Outlook

The table below sets forth management’s current diluted EPS expectations for fiscal 2011 compared to fiscal 2010 actual results, both on a reported basis and a comparable basis.

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Constellation Brands Fiscal 2011 Diluted Earnings Per Share Outlook

	Reported Basis		Comparable Basis
	FY11 Estimate	FY10 Actual	FY11 Estimate	FY10 Actual
Fiscal Year Ending Feb. 28	$1.36 - $1.51	$0.45	$1.53 - $1.68	$1.69

Full-year fiscal 2011 guidance includes the following current assumptions but excludes any impact from any repurchases of the company’s common stock:
•	Interest expense: approximately $210 - $220 million
•	Tax rate: approximately 35 percent
•	Weighted average diluted shares outstanding: approximately 224 million
•	Free cash flow: $350 - $400 million

Conference Call

A conference call to discuss fourth quarter and full year fiscal 2010 results and fiscal 2011 outlook will be hosted by President and Chief Executive Officer Rob Sands and Executive Vice President and Chief Financial Officer Bob Ryder on Fri., April 9, 2010 at 10:30 a.m. (eastern).  The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call.  A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments) and other financial information that may be discussed in the call will be available on the Internet at Constellation’s Web site: www.cbrands.com under “Investors,” prior to the call.

Explanations

Reported basis (“reported”) operating income, net income and diluted EPS are as reported under generally accepted accounting principles.  Operating income, net income and diluted EPS on a comparable basis (“comparable”), exclude restructuring charges, acquisition-related integration costs and unusual items.  The company’s measure of segment profitability excludes restructuring charges, acquisition-related integration costs and unusual items, which is consistent with the measure used by management to evaluate results.

The company discusses additional non-GAAP measures in this news release, including constant currency net sales, organic net sales, comparable

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basis EBIT and free cash flow.

Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are included in this news release.

About Constellation Brands

Constellation Brands is the world’s leading wine company that achieves success through an unmatched knowledge of wine consumers, storied brands that suit varied lives and tastes and talented employees world-wide. With a broad portfolio of widely admired premium products across the wine, beer and spirits categories, Constellation’s brand portfolio includes Robert Mondavi, Hardys, Clos du Bois, Blackstone, Arbor Mist, Estancia, Ravenswood, Jackson-Triggs, Kim Crawford, Corona Extra, Black Velvet Canadian Whisky and SVEDKA Vodka.

Constellation Brands (NYSE: STZ and STZ.B; ASX: CBR) is an S&P 500 Index and Fortune 1000® company with more than 100 total brands in our portfolio, sales in about 150 countries and operations in approximately 45 facilities. The company believes that industry leadership involves a commitment to our brands, to the trade, to the land, to investors and to different people around the world who turn to our products when celebrating big moments or enjoying quiet ones. We express this commitment through our vision: to elevate life with every glass raised. To learn more about Constellation Brands and its product portfolio visit the company's web site at www.cbrands.com.

Forward-Looking Statements

The statements made under the heading Outlook, and all statements other than statements of historical facts set forth in this news release regarding Constellation’s business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.

During the current quarter, Constellation may reiterate the Projections.  Prior to the start of the company's quiet period, which will begin at the close of business on May 28, 2010, the public can continue to rely on the Projections as still being Constellation's current expectations on the matters covered, unless Constellation publishes a notice stating otherwise.  During Constellation’s “quiet period,” the Projections should not be considered to constitute the company’s expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.

The Projections are based on management's current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, financing or share repurchase that may be completed after the date of this release. The Projections should not be construed in any manner as a guarantee that such results will in fact occur.

In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:
•	realization of expected synergies from acquired businesses;
•	completion of various portfolio actions; implementation of consolidation activities and actual U.S. distributor transition experience;
•	achievement of all expected cost savings from the company's various restructuring plans and realization of expected asset sale proceeds from the sale of inventory and other assets;

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•	accuracy of the bases for forecasts relating to joint ventures and associated costs and capital investment requirements;
•
restructuring charges, acquisition-related integration costs and other one-time costs associated with integration and restructuring plans may vary materially from management's current estimates due to variations in one or more of anticipated headcount reductions, contract terminations, costs or timing of plan implementation;

•	raw material supply, production or shipment difficulties could adversely affect the company's ability to supply its customers;
•
increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company's products and/or result in lower than expected sales or higher than expected expenses;

•
general economic, geo-political and regulatory conditions, prolonged downturn in the economic markets in the U.S. and in the company’s major markets outside of the U.S., continuing instability in world financial markets, or unanticipated environmental liabilities and costs;

•	changes to accounting rules and tax laws, and other factors which could impact the company's reported financial position or effective tax rate;
•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs; and
•
other factors and uncertainties disclosed in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2009,  which could cause actual future performance to differ from current expectations.

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Constellation Brands, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	February 28, 2010	February 28, 2009
Assets

Current Assets:
Cash and cash investments	$43.5	$13.1
Accounts receivable, net	514.7	524.6
Inventories	1,879.9	1,828.7
Prepaid expenses and other	151.0	168.1

Total current assets	2,589.1	2,534.5

Property, plant and equipment, net	1,567.2	1,547.5
Goodwill	2,570.6	2,615.0
Intangible assets, net	925.0	1,000.6
Other assets, net	442.4	338.9

Total assets	$8,094.3	$8,036.5

Liabilities and Stockholders' Equity

Current Liabilities:
Notes payable to banks	$371.2	$227.3
Current maturities of long-term debt	187.2	235.2
Accounts payable	268.8	288.7
Accrued excise taxes	43.8	57.6
Other accrued expenses and liabilities	501.6	517.6

Total current liabilities	1,372.6	1,326.4

Long-term debt, less current maturities	3,277.1	3,971.1
Deferred income taxes	536.2	543.6
Other liabilities	332.1	287.1

Total liabilities	5,518.0	6,128.2

Total stockholders' equity	2,576.3	1,908.3

Total liabilities and stockholders' equity	$8,094.3	$8,036.5

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Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended		Year Ended
	February 28, 2010	February 28, 2009	February 28, 2010	February 28, 2009

Sales	$893.0	$964.9	$4,213.0	$4,723.0
Excise taxes	(184.3)	(229.8)	(848.2)	(1,068.4)
Net sales	708.7	735.1	3,364.8	3,654.6

Cost of product sold	(486.3)	(543.9)	(2,220.0)	(2,424.6)
Gross profit	222.4	191.2	1,144.8	1,230.0

Selling, general and administrative expenses	(148.2)	(169.4)	(682.3)	(823.8)
Impairment of intangible assets and goodwill	(103.2)	(278.6)	(103.2)	(300.4)
Restructuring charges	(20.4)	(27.7)	(47.6)	(68.0)
Acquisition-related integration costs	-	(0.6)	(0.2)	(8.2)
Operating (loss) income	(49.4)	(285.1)	311.5	29.6

Equity in earnings (losses) of equity method investees	43.0	(31.9)	213.6	186.6
Interest expense, net	(63.1)	(72.5)	(265.1)	(323.0)
Loss on write-off of financing costs	(0.7)	-	(0.7)	-
(Loss) income before income taxes	(70.2)	(389.5)	259.3	(106.8)

Benefit from (provision for) income taxes	19.2	(17.3)	(160.0)	(194.6)
Net (loss) income	$(51.0)	$(406.8)	$99.3	$(301.4)

(Loss) Earnings Per Common Share:
Basic - Class A Common Stock	$(0.23)	$(1.88)	$0.46	$(1.40)
Basic - Class B Common Stock	$(0.21)	$(1.71)	$0.41	$(1.27)

Diluted - Class A Common Stock	$(0.23)	$(1.88)	$0.45	$(1.40)
Diluted - Class B Common Stock	$(0.21)	$(1.71)	$0.41	$(1.27)

Weighted Average Common Shares Outstanding:
Basic - Class A Common Stock	196.752	194.669	196.095	193.906
Basic - Class B Common Stock	23.729	23.744	23.736	23.753

Diluted - Class A Common Stock	196.752	194.669	221.210	193.906
Diluted - Class B Common Stock	23.729	23.744	23.736	23.753

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Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended
	February 28, 2010	February 28, 2009
Cash Flows From Operating Activities
Net income (loss)	$99.3	$(301.4)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property, plant and equipment	143.8	143.6
Impairment of intangible assets and goodwill	103.2	300.4
Stock-based compensation expense	56.3	46.1
Loss on contractual obligation from put option of Ruffino shareholder	34.3	-
Loss on disposal or impairment of long-lived assets, net	15.7	44.9
Amortization of intangible and other assets	12.1	13.4
Noncash portion of loss on extinguishment of debt	0.7	-
Deferred tax (benefit) provision	(30.6)	2.3
Equity in earnings of equity method investees, net of distributed earnings	(13.1)	90.3
(Gain) loss on business sold or held for sale	(10.4)	31.5
Write-down of Australian inventory	-	75.5
Change in operating assets and liabilities, net of effects from purchases and sales of businesses:
Accounts receivable, net	61.9	87.4
Inventories	51.0	(86.0)
Prepaid expenses and other current assets	2.6	9.4
Accounts payable	(42.7)	(26.9)
Accrued excise taxes	(18.1)	12.1
Other accrued expenses and liabilities	(110.6)	(95.0)
Other, net	47.1	159.3
Total adjustments	303.2	808.3
Net cash provided by operating activities	402.5	506.9

Cash Flows From Investing Activities
Proceeds from sales of businesses	349.6	204.2
Proceeds from sales of assets	17.2	25.4
Capital distributions from equity method investees	0.2	20.8
Purchases of property, plant and equipment	(107.7)	(128.6)
Investments in equity method investees	(0.9)	(3.2)
Purchase of business, net of cash acquired	-	0.1
Other investing activities	(1.8)	9.9
Net cash provided by investing activities	256.6	128.6

Cash Flows From Financing Activities
Principal payments of long-term debt	(781.3)	(577.6)
Payment of financing costs of long-term debt	(11.5)	-
Net proceeds from (repayment of) notes payable	117.1	(109.7)
Proceeds from maturity of derivative instrument	33.2	-
Exercise of employee stock options	12.3	27.1
Proceeds from employee stock purchases	4.5	5.6
Excess tax benefits from stock-based payment awards	2.7	7.2
Net cash used in financing activities	(623.0)	(647.4)

Effect of exchange rate changes on cash and cash investments	(5.7)	4.5

Net increase (decrease) in cash and cash equivalents	30.4	(7.4)
Cash and cash investments, beginning of year	13.1	20.5
Cash and cash investments, end of year	$43.5	$13.1

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Constellation Brands, Inc. and Subsidiaries
SEGMENT INFORMATION
(in millions)

	Three Months Ended			Year Ended
	February 28, 2010	February 28, 2009	Percent Change	February 28, 2010	February 28, 2009	Percent Change

Segment Net Sales and Operating Income
Constellation Wines (1)
Branded wine net sales	$619.6	$608.9	2%	$2,928.0	$3,015.3	(3)%
Spirits net sales	47.6	92.6	(49)%	223.9	418.7	(47)%
Other net sales	41.5	33.6	24%	212.9	220.6	(3)%
Segment net sales	$708.7	$735.1	(4)%	$3,364.8	$3,654.6	(8)%
Operating income	$101.1	$123.3	(18)%	$654.9	$691.4	(5)%
% Net sales	14.3%	16.8%		19.5%	18.9%
Equity in earnings of equity method investees	$1.8	$0.8	NM	$17.1	$17.6	(3)%

Crown Imports
Segment net sales	$418.5	$436.1	(4)%	$2,256.2	$2,395.4	(6)%
Operating income	$82.0	$93.2	(12)%	$444.1	$504.1	(12)%
% Net sales	19.6%	21.4%		19.7%	21.0%

Consolidation and Eliminations
Segment net sales	$(418.5)	$(436.1)	(4)%	$(2,256.2)	$(2,395.4)	(6)%
Operating income	$(82.0)	$(93.2)	(12)%	$(444.1)	$(504.1)	(12)%
Equity in earnings of Crown Imports	$41.2	$46.5	(11)%	$221.9	$252.3	(12)%

Corporate Operations and Other
Consolidated net sales	$708.7	$735.1	(4)%	$3,364.8	$3,654.6	(8)%
Operating loss (2)	$(26.6)	$(19.5)	36%	$(94.7)	$(86.8)	9%
% Net sales	3.8%	2.7%		2.8%	2.4%

NM = Not Meaningful

(1)
In connection with the company's divestiture of its value spirits business and the integration of the retained spirits brands into the Constellation Wines business, the company changed its internal management financial reporting on May 1, 2009.  The company now reports its operating results in three segments:  Constellation Wines, Crown Imports and Corporate Operations and Other.  Prior results have been restated to conform with the new segment presentation.

(2)
During the fourth quarter of fiscal 2010, the company changed its policy relating to the recording of amortization of deferred financing costs from selling, general and administrative expenses to interest expense, net.  As such, operating loss within the Corporate Operations and Other segment for all periods presented have been restated to reflect the impact of this policy change.

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Constellation Brands, Inc. and Subsidiaries
GEOGRAPHIC INFORMATION
(in millions)

					Constant
	Three Months Ended				Currency
	February 28,	February 28,	Percent	Currency	Percent
	2010	2009	Change	Impact	Change (3)
Geographic Net Sales (1)(2)
North America	$479.9	$553.2	(13)%	2%	(16)%
Branded wine	$404.7	$449.1	(10)%	3%	(12)%
Spirits	$47.6	$92.6	(49)%	-	(49)%
Other	$27.6	$11.5	NM	NM	NM

Europe	$136.4	$111.8	22%	11%	11%
Branded wine	$123.2	$91.4	35%	12%	23%
Other	$13.2	$20.4	(35)%	6%	(41)%

Australia/New Zealand	$92.4	$70.1	32%	34%	(2)%
Branded wine	$91.7	$68.4	34%	34%	-
Other	$0.7	$1.7	NM	NM	NM

					Organic
					Constant
	Three Months Ended				Currency
	February 28,	February 28,	Percent	Currency	Percent
	2010	2009	Change	Impact	Change (3)
Branded Wine Geographic Net Sales (1)(2)
North America	$404.7	$449.1	(10)%	3%	(12)%
Europe	123.2	91.4	35%	12%	23%
Australia/New Zealand	91.7	68.4	34%	34%	-
Consolidated branded wine net sales	$619.6	$608.9	2%	8%	(6)%
					Constant
	Year Ended				Currency
	February 28,	February 28,	Percent	Currency	Percent
	2010	2009	Change	Impact	Change (3)
Geographic Net Sales (1)(2)
North America	$2,382.7	$2,651.8	(10)%	-	(10)%
Branded wine	$2,069.8	$2,154.7	(4)%	-	(4)%
Spirits	$223.9	$418.7	(47)%	-	(47)%
Other	$89.0	$78.4	14%	-	14%

Europe	$622.0	$648.3	(4)%	(11)%	7%
Branded wine	$504.9	$521.3	(3)%	(10)%	7%
Other	$117.1	$127.0	(8)%	(14)%	6%

Australia/New Zealand	$360.1	$354.5	2%	-	1%
Branded wine	$353.3	$339.3	4%	-	4%
Other	$6.8	$15.2	(55)%	-	(55)%

						Organic
						Constant
	Year Ended					Currency
	February 28,	February 28,	Percent	Divestiture	Currency	Percent
	2010	2009	Change	Impact (4)	Impact	Change (3)
Branded Wine Geographic Net Sales (1)(2)
North America	$2,069.8	$2,154.7	(4)%	-	-	(3)%
Europe	504.9	521.3	(3)%	-	(10)%	7%
Australia/New Zealand	353.3	339.3	4%	-	-	4%
Consolidated branded wine net sales	$2,928.0	$3,015.3	(3)%	-	(2)%	(1)%

(1)
Refer to discussion under "Reconciliation of Reported, Organic and Constant Currency Net Sales" on following page for definition of constant currency net sales and organic constant currency net sales and reasons for use.

(2)	Net sales are attributed to countries based on the location of the selling company.

(3)	May not sum due to rounding as each item is computed independently.

(4)
Divestiture impact includes the removal of branded wine net sales associated with the Pacific Northwest brands for the period March 1, 2008, through May 31, 2008,  included in the year ended February 28, 2009.

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED, ORGANIC AND CONSTANT CURRENCY NET SALES
(in millions)

As the company sold certain Pacific Northwest wine brands on June 5, 2008; exited certain spirits production contracts in connection with the sale of a Canadian distilling facility on August 31, 2008; sold certain value spirits brands on March 24, 2009; and sold its European cider business on January 15, 2010, organic net sales for the respective periods are defined by the company as reported net sales less net sales of Pacific Northwest wine brands and/or net sales of certain spirits contract production services and/or net sales of certain spirits value brands and/or net sales of cider, as appropriate.  Organic net sales and percentage increase (decrease) in constant currency net sales (which excludes the impact of year over year currency exchange rate fluctuations) are provided because management uses this information in monitoring and evaluating the underlying business trends of the continuing operations of the company.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance.

					Constant					Constant
	Three Months Ended				Currency	Year Ended				Currency
	February 28, 2010	February 28, 2009	Percent Change	Currency Impact	Percent Change (1)	February 28, 2010	February 28, 2009	Percent Change	Currency Impact	Percent Change (1)
Consolidated Net Sales
Branded wine	$619.6	$608.9	2%	8%	(6)%	$2,928.0	$3,015.3	(3)%	(2)%	(1)%
Spirits	47.6	92.6	(49)%	-	(49)%	223.9	418.7	(47)%	-	(47)%
Other	41.5	33.6	24%	8%	15%	212.9	220.6	(3)%	(8)%	5%
Consolidated reported net sales	708.7	735.1	(4)%	7%	(10)%	3,364.8	3,654.6	(8)%	(2)%	(6)%
Less: Pacific Northwest branded wine net sales (2)	-	-				-	(7.9)
Less: Spirits net sales (3)	-	(52.7)				-	(230.0)
Less: Cider net sales (4)	-	(8.9)				-	(8.9)
Consolidated organic net sales	$708.7	$673.5	5%	7%	(2)%	$3,364.8	$3,407.8	(1)%	(2)%	1%

Branded Wine Net Sales
Branded wine reported net sales	$619.6	$608.9	2%	8%	(6)%	$2,928.0	$3,015.3	(3)%	(2)%	(1)%
Less: Pacific Northwest branded wine net sales (2)	-	-				-	(7.9)
Branded wine organic net sales	$619.6	$608.9	2%	8%	(6)%	$2,928.0	$3,007.4	(3)%	(2)%	(1)%

Spirits Net Sales
Spirits reported net sales	$47.6	$92.6	(49)%	-	(49)%	$223.9	$418.7	(47)%	-	(47)%
Less: Spirits net sales (3)	-	(52.7)				-	(230.0)
Spirits organic net sales	$47.6	$39.9	19%	-	19%	$223.9	$188.7	19%	-	19%

Other Net Sales
Other reported net sales	$41.5	$33.6	24%	8%	15%	$212.9	$220.6	(3)%	(8)%	5%
Less: Cider net sales (4)	-	(8.9)				-	(8.9)
Other organic net sales	$41.5	$24.7	68%	11%	57%	$212.9	$211.7	1%	(8)%	9%

(1)	May not sum due to rounding as each item is computed independently.

(2)	For the period March 1, 2008, through May 31, 2008, included in the year ended February 28, 2009.

(3)
Includes certain spirits contract production services net sales and certain value spirits brands net sales for the period December 1, 2008, through February 28, 2009, included in the three months ended February 28, 2009.  Includes certain spirits contract production services net sales for the period March 1, 2008, through February 28, 2009, and certain value spirits brands net sales for the period March 25, 2008, through February 28, 2009, included in the year ended February 28, 2009.

(4)	For the period January 16, 2009, through February 28, 2009, included in the year ended February 28, 2009.

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)
(in millions, except per share data)

	Three Months Ended February 28, 2010					Three Months Ended February 28, 2009					Percent	Percent
	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment (2)	Other (3)	Comparable Basis (Non- GAAP)	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment (2)	Other (3)	Comparable Basis (Non- GAAP)	Change - Reported Basis (GAAP)	Change - Comparable Basis (Non-GAAP)
Net Sales	$708.7				$708.7	$735.1				$735.1	(4)%	(4)%
Cost of product sold	(486.3)	1.2	3.0		(482.1)	(543.9)	5.5	11.8	37.0	(489.6)	(11)%	(2)%
Gross Profit	222.4	1.2	3.0	-	226.6	191.2	5.5	11.8	37.0	245.5	16%	(8)%
Selling, general and administrative expenses ("SG&A") (4)	(148.2)		(3.9)		(152.1)	(169.4)		27.7		(141.7)	(13)%	7%
Impairment of intangible assets and goodwill	(103.2)			103.2	-	(278.6)		0.4	278.2	-	NM	N/A
Restructuring charges	(20.4)		20.4		-	(27.7)		27.7		-	(26)%	N/A
Acquisition-related integration costs	-				-	(0.6)		0.6		-	NM	N/A
Operating (Loss) Income	(49.4)	1.2	19.5	103.2	74.5	(285.1)	5.5	68.2	315.2	103.8	NM	(28)%
Equity in earnings (losses) of equity method investees	43.0				43.0	(31.9)			79.2	47.3	NM	(9)%
EBIT					117.5					151.1	N/A	(22)%
Interest expense, net (4)	(63.1)				(63.1)	(72.5)				(72.5)	(13)%	(13)%
Loss on write-off of financing costs	(0.7)			0.7	-	-				-	N/A	N/A
(Loss) Income Before Income Taxes	(70.2)	1.2	19.5	103.9	54.4	(389.5)	5.5	68.2	394.4	78.6	NM	(31)%
Benefit from (provision for) income taxes	19.2	(0.5)	(7.3)	(5.6)	5.8	(17.3)	(2.2)	(7.2)	(5.2)	(31.9)	NM	(118)%
Net (Loss) Income	$(51.0)	$0.7	$12.2	$98.3	$60.2	$(406.8)	$3.3	$61.0	$389.2	$46.7	NM	29%
Diluted (Loss) Earnings Per Common Share	$(0.23)				$0.27	$(1.88)				$0.21	NM	29%
Weighted Average Common Shares Outstanding - Diluted (5)	196.752				222.594	194.669				219.850

Gross Margin	31.4%				32.0%	26.0%				33.4%
SG&A as a percent of net sales	20.9%				21.5%	23.0%				19.3%
Operating Margin	NM				10.5%	NM				14.1%
Effective Tax Rate	27.4%				-10.7%	-4.4%				40.6%

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)
(in millions, except per share data)

	Year Ended February 28, 2010					Year Ended February 28, 2009
	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment (6)	Other (7)	Comparable Basis (Non- GAAP)	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment (6)	Other (7)	Comparable Basis (Non- GAAP)	Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
Net Sales	$3,364.8				$3,364.8	$3,654.6				$3,654.6	(8)%	(8)%
Cost of product sold	(2,220.0)	8.4	24.0		(2,187.6)	(2,424.6)	22.2	68.0	37.1	(2,297.3)	(8)%	(5)%
Gross Profit	1,144.8	8.4	24.0	-	1,177.2	1,230.0	22.2	68.0	37.1	1,357.3	(7)%	(13)%
Selling, general and administrative expenses ("SG&A") (4)	(682.3)		31.0	34.3	(617.0)	(823.8)		71.1		(752.7)	(17)%	(18)%
Impairment of intangible assets and goodwill	(103.2)			103.2	-	(300.4)		22.2	278.2	-	NM	N/A
Restructuring charges	(47.6)		47.6		-	(68.0)		68.0		-	(30)%	N/A
Acquisition-related integration costs	(0.2)		0.2		-	(8.2)		8.2		-	NM	N/A
Operating Income	311.5	8.4	102.8	137.5	560.2	29.6	22.2	237.5	315.3	604.6	NM	(7)%
Equity in earnings of equity method investees	213.6			25.4	239.0	186.6			83.3	269.9	14%	(11)%
EBIT					799.2					874.5	N/A	(9)%
Interest expense, net (4)	(265.1)				(265.1)	(323.0)				(323.0)	(18)%	(18)%
Loss on write-off of financing costs	(0.7)			0.7	-	-				-	N/A	N/A
Income (Loss) Before Income Taxes	259.3	8.4	102.8	163.6	534.1	(106.8)	22.2	237.5	398.6	551.5	NM	(3)%
(Provision for) benefit from income taxes	(160.0)	(3.3)	8.1	(5.6)	(160.8)	(194.6)	(8.5)	(24.3)	27.2	(200.2)	NM	(20)%
Net Income (Loss)	$99.3	$5.1	$110.9	$158.0	$373.3	$(301.4)	$13.7	$213.2	$425.8	$351.3	NM	6%
Diluted Earnings (Loss) Per Common Share	$0.45				$1.69	$(1.40)				$1.60	NM	6%
Weighted Average Common Shares Outstanding - Diluted (5)	221.210				221.210	193.906				219.930

Gross Margin	34.0%				35.0%	33.7%				37.1%
SG&A as a percent of net sales	20.3%				18.3%	22.5%				20.6%
Operating Margin	9.3%				16.6%	NM				16.5%
Effective Tax Rate	61.7%				30.1%	-182.2%				36.3%

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
NOTES

(1)
The company reports its financial results in accordance with generally accepted accounting principles in the U.S. ("GAAP").  However, non-GAAP financial measures, as defined in the reconciliation tables above, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance.  See the tables above for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the three months and year ended February 28, 2010, and February 28, 2009.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP.  Please refer to the company's Web site at http://www.cbrands.com/CBI/investors.htm for more detailed description and further discussion of these non-GAAP financial measures.

(2)
For the three months ended February 28, 2010, strategic business realignment items consist primarily of (i)  costs recognized by the company in connection with the Australian Initiative of $13.9 million, net of a tax benefit of $0.0 million, and the Global Initiative of $8.5 million, net of a tax benefit of $3.9 million, and (ii)  a gain recognized by the company in connection with the sale of its European cider business of $14.0 million, including a tax benefit of $2.8 million.  For the three months ended February 28, 2009, strategic business realignment items consist primarily of (i)  costs recognized by the company in connection with the Australian Initiative of $29.2 million, net of a tax benefit of $0.0 million, and the Fiscal 2007 Wine Plan of $6.5 million, net of a tax benefit of $2.2 million, and (ii)  a loss, primarily on assets held for sale, in connection with the March 2009 disposal of the value spirits business of $19.6 million, net of a tax benefit of $5.6 million.

(3)
For the three months ended February 28, 2010, other consists primarily of impairment of certain intangible assets of $97.9 million, net of a tax benefit of $5.3 million.  For the three months ended February 28, 2009, other consists primarily of (i)  impairment of certain goodwill and intangible assets of $271.6 million, net of a tax benefit of $6.6 million, (ii)  impairment of certain equity method investments of $79.2 million, net of a tax benefit of $0.0 million, and a loss on the adjustment of certain inventory, primarily Australian, related to prior years of $32.1 million, net of a tax benefit of $4.9 million.

(4)
During the fourth quarter of fiscal 2010, the company changed its policy relating to the recording of amortization of deferred financing costs from selling, general and administrative expenses to interest expense, net.  Accordingly, all periods presented have been restated to reflect the impact of this policy change.

(5)
In accordance with the antidilution provisions of the Financial Accounting Standards Board guidance for earnings per share, the dilutive impact of potential common shares is excluded from the company's reported diluted weighted average common shares outstanding for the three months ended February 28, 2010, and the three months and year ended February 28, 2009.  As a result of the company having net income on a comparable basis, the dilutive impact of potential common shares is included in the company's comparable diluted weighted average common shares outstanding for all periods presented.

(6)
For the year ended February 28, 2010, strategic business realignment items consist primarily of (i)  costs recognized by the company in connection with the Global Initiative of $51.2 million, net of a tax benefit of $24.4 million, the Australian Initiative of $22.0 million, net of a tax benefit of $0.0 million, and the Fiscal 2007 Wine Plan of $11.5 million, net of a tax benefit of $2.6 million; (ii)  tax expense associated with the March 2009 divestiture of the value spirits business of $37.5 million; and (iii)  a gain recognized by the company in connection with the sale of its European cider business of $14.0 million, including a tax benefit of $2.8 million.  For the year ended February 28, 2009, strategic business realignment items consist primarily of (i)  costs recognized by the company in connection with the Australian Initiative of $139.3 million, net of a tax benefit of $0.6 million, the Fiscal 2007 Wine Plan of $15.7 million, net of a tax benefit of $5.8 million, and the Fiscal 2008 Plan of $10.0 million, net of a tax benefit of $4.1 million; (ii)  a loss, primarily on assets held for sale, in connection with the March 2009 disposal of the value spirits business of $19.6 million, net of a tax benefit of $5.6 million; and (iii)  a loss in connection with the June 2008 disposal of the Pacific Northwest wine brands of $17.1 million, net of a tax benefit of $6.1 million.

(7)
For the year ended February 28, 2010, other consists primarily of (i) impairment of certain intangible assets of $97.9 million, net of a tax benefit of $5.3 million; (ii) a loss of $34.3 million, net of a tax benefit of $0.0 million, on the contractual obligation created by the notification by the 9.9% shareholder of Ruffino S.r.l. (“Ruffino”) to exercise the option to put its entire equity interest in Ruffino to the Company for a specified minimum value; and (iii) $25.4 million, net of a tax benefit of $0.0 million, associated with the impairment of the Company’s investment in Ruffino.  For the year ended February 28, 2009,  other consists primarily of (i)  impairment of certain goodwill and intangible assets of $271.6 million, net of a tax benefit of $6.6 million; (ii)  impairment of certain equity method investments of $83.3 million, net of a tax benefit of $0.0 million; (iii)  the recognition of income tax expense in connection with the gain on settlement of certain foreign currency economic hedges of $38.7 million; and (iv)  a loss on the adjustment of certain inventory, primarily Australian, related to prior years of $32.1 million, net of a tax benefit of $4.9 million.

DEFINITIONS

Global Initiative
The company's plan announced in April 2009 to simplify its business, increase efficiencies and reduce its cost structure on a global basis (the "Global Initiative").

Australian Initiative
The company's plan announced in August 2008 to sell certain assets and implement operational changes designed to improve the efficiencies and returns associated with its Australian business (the "Australian Initiative").

Fiscal 2008 Plan
The company's plan announced in November 2007 to streamline certain of its international operations, primarily in Australia; certain other restructuring charges incurred during the third quarter of fiscal 2008 in connection with the consolidation of certain spirits production processes in the U.S.; and its plan announced in January 2008 to streamline certain of its operations in the U.S., primarily in connection with the restructuring and integration of the operations of Beam Wine Estates, Inc. (collectively, the "Fiscal 2008 Plan").

Fiscal 2007 Wine Plan
The company's plan announced in August 2006 to invest in new distribution and bottling facilities in the U.K. and to streamline certain Australian wine operations (collectively, the "Fiscal 2007 Wine Plan").

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - DILUTED EARNINGS PER SHARE AND FREE CASH FLOW
(in millions, except per share data)

Diluted Earnings Per Share Guidance	Range for the Year Ending February 28, 2011

Forecasted diluted earnings per share - reported basis (GAAP)	$1.36	$1.51
Strategic business realignment (1)	0.17	0.17
Forecasted diluted earnings per share - comparable basis (Non-GAAP) (2)	$1.53	$1.68

		Actual for the Year Ended February 28, 2010

Diluted earnings per share - reported basis (GAAP)		$0.45
Inventory step-up		0.02
Strategic business realignment (1)		0.50
Other (3)		0.71
Diluted earnings per share - comparable basis (Non-GAAP) (2)		$1.69

(1)
Includes $0.12, $0.04 and $0.01 diluted earnings per share for the year ending February 28, 2011, associated with the Global Initiative; the Australian Initiative and the Fiscal 2008 Plan, respectively.  Includes $0.23, $0.17, $0.10, $0.05, $ 0.01 and ($0.06) diluted earnings per share for the year ended February 28, 2010, associated with the Global Initiative; tax expense associated with the March 2009 divestiture of the value spirits business;  the Australian Initiative; the Fiscal 2007 Wine Plan; other previously announced restructuring plans; and a gain recognized by the company in connection with the sale of its European cider business, respectively.(2)

(2)	May not sum due to rounding as each item is computed independently.

(3)
Includes $0.44, $0.16 and $0.11 diluted earnings per share for the year ended February 28, 2010, associated with impairment of certain intangible assets; loss on the contractual obligation created by the notification by the 9.9% shareholder of Ruffino to exercise the option to put its entire equity interest in Ruffino to the Company for a specified minimum value; and the impairment of the Company’s investment in Ruffino, respectively. (2)

Free Cash Flow Guidance

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes.  A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period.  Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 28, 2011

Net cash provided by operating activities (GAAP)	$460.0	$530.0
Purchases of property, plant and equipment	(110.0)	(130.0)
Free cash flow (Non-GAAP)	$350.0	$400.0

	Actual for the Year Ended February 28, 2010	Actual for the Year Ended February 28, 2009

Net cash provided by operating activities (GAAP)	$402.5	$506.9
Purchases of property, plant and equipment	(107.7)	(128.6)
Free cash flow (Non-GAAP)	$294.8	$378.3